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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement No. 33-40932 on Form S-8 of MAF Bancorp, Inc. of our report dated October 16, 1996, relating to the statements of net assets available for plan benefits of Mid America Federal Savings Bank Employees' Profit Sharing Plan as of June 30, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996, annual report on Form 11-K of MAF Bancorp, Inc.



                                    /s/ KPMG Peat Marwick LLP


Chicago, Illinois
December 18, 1996